Exhibit 3.1

THIRD RESTATED

ARTICLES OF INCORPORATION

OF

UNITEDHEALTH GROUP INCORPORATED

1. The name of this corporation is UnitedHealth Group Incorporated.

2. The address of the registered office of this corporation is: c/o C T Corporation System Inc., 100 South Fifth Street, Suite 1075, Minneapolis, Minnesota 55402. The name of the registered agent of this corporation is C T Corporation System Inc.

3. Capital Stock.

(a) Authorized Classes of Stock. The total number of shares of capital stock that this corporation is authorized to issue is 3,010,000,000 shares, including 3,000,000,000 shares of Common Stock, $.01 par value, and 10,000,000 shares of Preferred Stock, $.001 par value. Shares of each class of stock of the corporation may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

(b) Serial Preferred Stock. The Board of Directors of the corporation is hereby authorized to issue from time to time one or more series of the Preferred Stock and, with respect to each such series, to fix by resolution of a majority of the whole Board of Directors the relative rights and preference of such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

(i) The number of shares constituting such series and the designation of such series.

(ii) The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other classes or series of the corporation’s capital stock, and whether such dividends shall be cumulative or non-cumulative.

(iii) Whether the shares of such series shall be subject to redemption by the corporation at the option of either the corporation or the holder or both, or upon the happening of a specified event, and the terms and conditions of such redemption.

(iv) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series.

(v) Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class, and the terms of such conversion or exchange.

(vi) The restrictions, if any, on the issue or reissue of any additional Preferred Stock, including increases or decreases in the number of shares of any series subsequent to the issue of shares of that series.

(vii) The rights of the holders of the shares of such series upon the voluntary/involuntary liquidation, dissolution or winding up of the corporation.

(viii) Any right to vote with holders of shares of any series or class.

(c) Common Stock. The holders of the Common Stock shall have and possess all rights as shareholders of the corporation, except if such rights may be limited by the preferences, rights, limitations, and restrictions of the Preferred Stock.

(d) Pre-emptive Rights. No holders of shares of any class or series of this corporation shall have any pre-emptive rights to subscribe for any shares of any class or series of stock of this corporation, whether now or hereafter authorized, or for any obligations convertible into shares of any class or series of stock of this corporation, whether now or hereafter authorized.

(e) Cumulative Voting. No holders of shares of any class or series of this corporation shall have any right to cumulate votes for the election of the Board of Directors.

(f) Shareholder Approval. Shares of any class or series of the corporation may be issued to the holders of shares of another class or series of the corporation, whether to effect a share dividend or split or otherwise, without the authorization or approval of the holders of shares of any class or series of the corporation, except as otherwise provided in the designation of any series of Preferred Stock.

4. Election of Directors.

(a) Subject to the rights, if any, of the holders of one or more series of Preferred Stock, voting separately by series to elect directors in accordance with the terms of such Preferred Stock, each director shall be elected by the vote of a majority of the votes cast with respect to the director at a meeting of shareholders called for such purpose at which a quorum is present. For purposes of this paragraph (a), “a majority of the votes cast” means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director.

(b) Notwithstanding paragraph (a) of this Article 4, directors shall be elected by a plurality of the votes present and entitled to vote on the election of directors at any such meeting for which the number of nominees (other than nominees withdrawn on or before the day preceding the date the corporation first mails its notice for such meeting to the shareholders) exceeds the number of directors to be elected.

5. An action required or permitted to be taken at a meeting of the Board of Directors of the corporation may be taken by a written action, signed, or counterparts of a written action signed in the aggregate, by all of the directors unless the action need not be approved by the shareholders of the corporation, in which case the action may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by the number of directors that would be required to take the same action at a meeting of the Board of Directors of the corporation at which all of the directors were present.

6. The provisions of Section 302A.671 of the Minnesota Statutes shall not apply to this corporation.

7. Liability of Directors.

(a) A director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

(i) for any breach of the director’s duty of loyalty to the corporation or its shareholders;

(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

(iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes;

(iv) for any transaction from which the director derived an improper personal benefit; or

(v) for any act or omission occurring prior to the date when this Article 7 (including any predecessor provision) became effective.

(b) If the Minnesota Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act, as so amended.

(c) Any repeal or modification of the foregoing provisions of this Article 7 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

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